UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 14, 2007

(Date of earliest event reported)

BIO-RAD LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number:
1-7928

Delaware	94-1381833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Alfred Nobel Dr.

Hercules, California 94547

(Address of principal executive offices, including zip code)

(510) 724-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 14, 2007, Bio-Rad Laboratories, Inc. (the “Company”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with certain selling shareholders (the “Sellers”), pursuant to which the Company has agreed to acquire approximately 77.7% of the outstanding shares of DiaMed Holding AG (“DiaMed”).  Under the terms of the Share Purchase Agreement, the Company will pay approximately 477 million Swiss francs in cash to acquire these shares from the Sellers.  DiaMed holds approximately 9.6% of its outstanding shares as treasury shares.  After the closing of this transaction, the Company will conduct a tender offer to acquire the remaining 12.7% of the outstanding shares of DiaMed.  A portion of the consideration payable to the Sellers will be placed in escrow to satisfy certain contingent liabilities, including a potential payment adjustment based on DiaMed’s closing financial statements, potential breaches or non-fulfillments of Sellers’ representations and warranties in the Agreement and potential liability under certain Sellers’ indemnities set forth in the Agreement.  The transaction is subject to certain closing conditions, including receipt of necessary regulatory approvals and clearances.

On May 16, 2007, the Company issued a press release relating to the execution of the Share Purchase Agreement. The full  text of the press release is attached hereto as Exhibit 99.1 and is incorporated into this report as if fully set forth herein.

ITEM 9.01	Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press release of Bio-Rad Laboratories, Inc. dated May 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-RAD LABORATORIES, INC.

Date:	May 17, 2007	By:	/s/ Christine A. Tsingos
Christine A. Tsingos
Vice President,
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of Bio-Rad Laboratories, Inc. dated May 16, 2007